Exhibit (a)(5)(B)

For Release:	July 25, 2023 @ 6:55 a.m. ET

Refer to:	Jordan Bishop; jordan.bishop@lilly.com; 317-473-5712 (Media)
Joe Fletcher; jfletcher@lilly.com; 317-296-2884 (Investors)

Lilly Announces Extension of Tender Offer to Acquire DICE

INDIANAPOLIS, July 25, 2023 – Eli Lilly and Company (NYSE: LLY) today announced the extension of the expiration of the tender offer to acquire all of the issued and outstanding shares (“Shares”) of common stock of DICE Therapeutics, Inc. (NASDAQ: DICE), for a purchase price of $48 per share in cash, without interest and less any applicable tax withholding.

The tender offer, which was previously scheduled to expire one minute past 11:59 p.m., Eastern time, on July 28, 2023, has been extended until one minute past 11:59 p.m., Eastern time, on Aug. 8, 2023, unless the tender offer is further extended or earlier terminated. The proposed acquisition is expected to close in the third quarter of 2023, subject to customary closing conditions, including the receipt of required antitrust clearance and the tender of at least a majority of the outstanding Shares as of the expiration of the tender offer.

Computershare Trust Company, N.A., the depositary and paying agent for the tender offer, has advised Lilly that, as of 4:30 p.m., Eastern time, on July 24, 2023, approximately 9,581,902 Shares have been validly tendered and not properly withdrawn in the tender offer, representing approximately 20.05% of the issued and outstanding Shares, as of such date and time. Holders that have previously tendered their Shares do not need to re-tender their Shares or take any other action in response to the extension of the tender offer.

About Lilly

Lilly unites caring with discovery to create medicines that make life better for people around the world. We’ve been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 51 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world’s most significant health challenges, redefining diabetes care, treating obesity and curtailing its most devastating long-term effects, advancing the fight against Alzheimer’s disease, providing solutions to some of the most debilitating immune system disorders, and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we’re motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/newsroom or follow us on Facebook, Instagram, Twitter and LinkedIn. C-LLY

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding Lilly’s proposed acquisition of DICE and the anticipated occurrence, manner and timing of the proposed tender offer and the closing of the proposed acquisition. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements reflect current beliefs and expectations; however, these statements involve inherent risks and uncertainties, including with respect to consummating the proposed acquisition and any competing offers or acquisition proposals for DICE, drug research, development and commercialization, Lilly’s evaluation of the accounting treatment of the potential acquisition and its potential impact on its financial results and financial guidance, uncertainties as to how many of DICE’s stockholders will tender their stock in the tender offer, the effects of the proposed acquisition (or the announcement thereof) on DICE’s stock price, relationships with key third parties or governmental entities, transaction costs, risks that the proposed acquisition disrupts current plans and operations or adversely affects employee retention, potentially diverting management’s attention from DICE’s ongoing business operations, changes in DICE’s business during the period between announcement and closing of the proposed acquisition, and any legal proceedings that may be instituted related to the proposed acquisition. Actual results could differ materially due to various factors, risks and uncertainties. Among other things, there can be no guarantee that the proposed acquisition will be completed in the anticipated timeframe or at all, that the conditions required to complete the proposed acquisition will be met, that any event, change or other circumstance that could give rise to the termination of the definitive agreement for the proposed acquisition will not occur, that Lilly will realize the expected benefits of the proposed acquisition, that product candidates will be approved on anticipated timelines or at all, that any products, if approved, will be commercially successful, that Lilly’s financial results will be consistent with its expected 2023 guidance or that Lilly can reliably predict the impact of the proposed acquisition on its financial results or financial guidance. For further discussion of these and other risks and uncertainties, see Lilly’s and DICE’s most recent Form 10-K and Form 10-Q filings with the United States Securities and Exchange Commission (the “SEC”). Except as required by law, neither Lilly nor DICE undertakes any duty to update forward-looking statements to reflect events after the date of this press release.

Additional Information about the Tender Offer and Where to Find It

In connection with the proposed acquisition of DICE, Lilly caused its acquisition subsidiary to commence a tender offer for all of the issued and outstanding shares of common stock of DICE. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary filed with the SEC upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of DICE is being made only pursuant to the tender offer materials that Lilly and its acquisition subsidiary have filed with the SEC. Lilly and its acquisition subsidiary have filed with the SEC a tender offer statement on Schedule TO, and DICE has filed a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF DICE ARE URGED TO READ THESE DOCUMENTS CAREFULLY (AS

EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF DICE SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, are available to all investors and stockholders of DICE at no expense to them at Lilly’s website at investor.lilly.com. The information contained in, or that can be accessed through, Lilly’s website is not a part of, or incorporated by reference in, this press release. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, are also available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and DICE file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Lilly and DICE with the SEC for free on the SEC’s website at www.sec.gov.

#    #     #

3